Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

September 2011 Performance Update

The Frontier Fund Supplement Dated September 30, 2011 to Prospectus Dated April 30, 2011.

The Frontier Fund Class 1 Original

T H E   F R O N T I E R   F U N D ’ S   G O A L : To provide you - the investor - with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

September performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1 Original	September 30, 2011 MTD	September 30, 2011 YTD	NAV/Unit
Balanced Series-1	3.79%	-4.48%	$126.03
Balanced Series-1a	3.66%	-5.39%	$110.08
Berkeley/Graham/Tiverton Series-1	-0.80%	-10.62%	$98.73
Currency Series-1	1.05%	-8.82%	$72.11
Long/Short Commodity Series-1	-6.48%	2.91%	$136.60
Winton/Graham Series-1	-2.29%	-5.44%	$113.31
Winton Series-1	-0.04%	5.20%	$142.07
Long Only Commodity Series-1	-15.18%	-14.14%	$80.80
Managed Futures Index Series-1	7.94%	4.11%	$122.81

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of September 30, 2011. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$13,462,319.83
Unrealized trading gain/(loss)	(4,338,512.92)
Less: commissions	(238,359.50)
Less: FCM fees	(70,795.80)
Foreign currency gain/(loss)	(298,408.18)
Interest income	22,861.53

Total Income	8,539,104.96
EXPENSES
Management fees	170,157.09
Incentive fees	747,476.84
Broker service fees	477,172.70

Total Expenses	1,394,806.63

Net Income (Loss)	$7,144,298.33

	Units	Dollars	$'s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	1,558,036.04809	$189,197,587.12	121.43
Current month additions	374.40445	46,641.18
Current month redemptions	(19,917.09656)	(2,488,972.63)
Net Income (loss) for current month		7,144,298.33
Net Asset Value, end of current month	1,538,493.35598	$193,899,554.00	126.03

	Monthly rate of return		3.79%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Balanced Series 1

THE FRONTIER FUND BALANCED SERIES - 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$236,318.65
Unrealized trading gain/(loss)	(76,570.90)
Less: commissions	(4,187.17)
Less: FCM fees	(1,243.36)
Foreign currency gain/(loss)	(5,269.99)
Interest income	4,332.09

Total Income	153,379.32
EXPENSES
Trading Fee	7,579.12
Management fees	2,989.90
Incentive fees	13,531.81
Broker service fees	8,380.31

Total Expenses	32,481.14

Net Income (Loss)	$120,898.18

	Units	Dollars	$'s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	31,169.44572	$3,310,070.64	106.20
Current month additions	2.55284	277.96
Current month redemptions	(315.34905)	(34,442.66)
Net Income (loss) for current month		120,898.18
Net Asset Value, end of current month	30,856.64951	$3,396,804.12	110.08

	Monthly rate of return		3.66%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Balanced Series 1a

THE FRONTIER FUND BERKELEY/GRAHAM/TIVERTON SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(1,487,349.46)
Unrealized trading gain/(loss)	1,491,181.98
Less: commissions	(34,143.03)
Less: FCM fees	(16,367.89)
Foreign currency gain/(loss)	(37,459.31)
Interest income	12,595.71

Total Income	(71,542.00)
EXPENSES
Management fees	129,994.48
Incentive fees	26,415.02
Broker service fees	99,402.88

Total Expenses	255,812.38

Net Income (Loss)	$(327,354.38)

	Units	Dollars	$'s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	410,220.75686	$40,830,781.99	99.53
Current month additions	46.57100	4,548.43
Current month redemptions	(4,442.80153)	(439,245.69)
Net Income (loss) for current month		(327,354.38)
Net Asset Value, end of current month	405,824.52633	$40,068,730.35	98.73

	Monthly rate of return		-0.80%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Berkeley/Graham/Tiverton Series 1

THE FRONTIER FUND CURRENCY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$—
Unrealized trading gain/(loss)	60,358.86
Less: FCM fees	(1,869.98)
Interest income	1,509.91

Total Income	59,998.79
EXPENSES
Management fees	—
Incentive fees	—
Broker service fees	11,422.43

Total Expenses	11,422.43

Net Income (Loss)	$48,576.36

	Units	Dollars	$'s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	64,816.87509	$4,625,321.77	71.36
Current month additions	67.50928	4,797.26
Current month redemptions	(853.33683)	(61,292.69)
Net Income (loss) for current month		48,576.36
Net Asset Value, end of current month	64,031.04754	$4,617,402.70	72.11

	Monthly rate of return		1.05%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Currency Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$247,860.09
Unrealized trading gain/(loss)	(863,334.73)
Less: commissions	(5,433.86)
Less: FCM fees	(4,193.92)
Foreign currency gain/(loss)	(3,817.96)
Interest income	13,873.22

Total Income	(615,047.16)
EXPENSES
Management fees	49,041.55
Incentive fees	(6,329.45)
Broker service fees	25,452.16

Total Expenses	68,164.26

Net Income (Loss)	$(683,211.42)

	Units	Dollars	$'s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	77,731.97357	$11,353,868.54	146.06
Current month additions	31.60778	4,460.87
Current month redemptions	(11,918.92199)	(1,680,780.42)
Net Income (loss) for current month		(683,211.42)
Net Asset Value, end of current month	65,844.65936	$8,994,337.57	136.60

	Monthly rate of return		-6.48%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Long/Short Commodity Series 1

THE FRONTIER FUND WINTON/GRAHAM SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(396,993.50)
Unrealized trading gain/(loss)	(86,766.26)
Less: commissions	(23,799.37)
Less: FCM fees	(11,831.41)
Foreign currency gain/(loss)	(10,632.01)
Interest income	16,530.16

Total Income	(513,492.39)
EXPENSES
Management fees	71,877.88
Incentive fees	2,673.62
Broker service fees	71,678.13

Total Expenses	146,229.63

Net Income (Loss)	$(659,722.02)

	Units	Dollars	$'s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	252,051.97955	$29,228,027.01	115.96
Current month additions	68.30247	7,872.88
Current month redemptions	(2,957.80787)	(344,105.53)
Net Income (loss) for current month		(659,722.02)
Net Asset Value, end of current month	249,162.47415	$28,232,072.34	113.31

	Monthly rate of return		-2.29%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Winton/Graham Series 1

THE FRONTIER FUND WINTON SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$1,115,967.74
Unrealized trading gain/(loss)	(929,251.86)
Less: commissions	(2,379.01)
Less: FCM fees	(16,223.20)
Foreign currency gain/(loss)	(22,636.61)
Interest income	30,562.50

Total Income	176,039.56
EXPENSES
Management fees	74,800.33
Incentive fees	10,792.39
Broker service fees	98,616.29

Total Expenses	184,209.01

Net Income (Loss)	$(8,169.45)

	Units	Dollars	$'s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	283,595.86583	$40,305,120.53	142.12
Current month additions	145.34368	20,683.63
Current month redemptions	(6,651.46150)	(952,551.74)
Net Income (loss) for current month		(8,169.45)
Net Asset Value, end of current month	277,089.74801	$39,365,082.97	142.07

	Monthly rate of return		-0.04%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Winton Series 1

THE FRONTIER FUND LONG ONLY COMMODITY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(94,032.06)
Unrealized trading gain/(loss)	(471.54)
Less: commissions	—
Less: FCM fees	(252.98)
Foreign currency gain/(loss)	—
Interest income	1,249.15

Total Income	(93,507.43)
EXPENSES
Management fees	977.84
Incentive fees	—
Broker service fees	1,029.52

Total Expenses	2,007.36

Net Income (Loss)	$(95,514.79)

	Units	Dollars	$'s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	7,511.77992	$715,581.30	95.26
Current month additions	0.98640	91.29
Current month redemptions	(1,196.08950)	(109,786.93)
Net Income (loss) for current month		(95,514.79)
Net Asset Value, end of current month	6,316.67682	$510,370.87	80.80

	Monthly rate of return		-15.18%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Long Only Commodity Series 1

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$26,845.59
Unrealized trading gain/(loss)	4,726.58
Less: commissions	(89.80)
Less: FCM fees	(157.59)
Foreign currency gain/(loss)	(1,254.20)
Interest income	598.89

Total Income	30,669.47
EXPENSES
Management fees	731.66
Incentive fees	—
Broker service fees	633.46

Total Expenses	1,365.12

Net Income (Loss)	$29,304.35

	Units	Dollars	$'s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	3,248.88319	$369,633.02	113.77
Current month additions	—	—
Current month redemptions	(39.24873)	(4,765.87)
Net Income (loss) for current month		29,304.35
Net Asset Value, end of current month	3,209.63446	$394,171.50	122.81

	Monthly rate of return		7.94%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Managed Futures Index Series 1